EXHIBIT 22.1

                               GENTA INCORPORATED
                         SUBSIDIARIES OF THE REGISTRANT

JBL Scientific, Inc., a California corporation, is a wholly owned subsidiary of Genta Incorporated.

Genta Pharmaceuticals Europe S.A., a French corporation, is a wholly owned subsidiary of Genta Incorporated.